Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. DECLARES SPECIAL CASH DIVIDEND OF $0.25 PER SHARE

FRANKLIN, Tenn. (December 7, 2012) – Community Health Systems, Inc. (the “Company”) (NYSE:CYH) today announced that its Board of Directors has declared a special cash dividend of $0.25 per share payable on December 28, 2012, to holders of record of the Company’s common stock at the close of business on December 17, 2012. The aggregate amount of payment to be made in connection with the special cash dividend will be approximately $23.0 million.

Commenting on the announcement, Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. said, “Today’s announcement represents our first dividend since becoming a public company in 2000. This special cash dividend of $0.25 per share provides us with an opportunity to return capital to our shareholders with payment prior to the end of the year.”

About Community Health Systems, Inc.

Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems, Inc. is one of the largest publicly-traded hospital companies in the United States and a leading operator of general acute-care hospitals in non-urban and mid-size markets throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 135 hospitals in 29 states with an aggregate of approximately 20,000 licensed beds. Its hospitals offer a broad range of inpatient and surgical services, outpatient treatment and skilled nursing care. In addition, through its subsidiary, Quorum Health Resources, LLC, the Company provides management and consulting services to non-affiliated general acute-care hospitals located throughout the United States. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”

Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000

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